Exhibit 99.2
[Logo of Sparton Corporation]
June 17, 2008
To Our Shareowners:
This year marks Sparton Corporation’s 108th year of continuous operations. We believe the longevity of Sparton is a testament to the organization and its employees’ ability to view the world around us, take on the challenges confronting the Company, and recognize and respond to opportunities when presented. At this time, we would like to take the opportunity to update our employees and shareowners on the Company and the issues affecting Sparton’s financial performance, as well as discuss the actions being taken to improve that performance.
In March of 2008, after 30 years of dedicated service, David W. Hockenbrocht retired as our CEO and President. Mr. Hockenbrocht’s leadership transformed the Company from a defense and automotive supplier to a dynamic manufacturer of electronic circuit card assemblies and box builds, servicing various high-tech industries. His vision enabled Sparton to develop a presence in niche markets, particularly in regulated markets, and has led us to explore further opportunities, particularly in the medical device industry. Dave’s leadership in pursuing various opportunities in the medical device industry culminated with our purchase of Astro Instrumentation in May of 2006. This acquisition is expected to provide growth opportunities for years to come. Mr. Hockenbrocht’s daily presence will be missed and all of us at Sparton wish him good health and happiness.
As we are all aware, in the last few years Sparton has struggled to maintain profitability on a consistent basis. The Company has been successful in attracting new business, but has had difficulty achieving consistent results. Problems with sonobuoy programs and new program start-ups have negatively impacted our operating results in recent years. Because of these problems, an intensive review of the Company’s business operations and organizational structure is currently underway, with a focus on returning to sustained profitability and improved cash flow. As part of this review, Sparton engaged an outside consulting firm to assist with the review of internal operations and the implementation of identified changes. We expect a final report in late fiscal 2008, with implementation by the Company in early fiscal 2009.
As part of the plan to return to profitability, Sparton has announced it will close its Albuquerque, New Mexico manufacturing facility. We have also announced selected staff reductions at other facilities. These adjustments, which represent more than 10% of our current workforce, while very painful, are necessary to bring both our physical and human resources more in line with our current requirements. These changes will result in an as yet undefined charge to operations in the fourth quarter of fiscal 2008. While we continue to work with our various customers to transition production to our other plants, we now expect to close the Albuquerque facility on or about September 30, 2008. Sparton Corporation’s Albuquerque facility has offered circuit card assemblies and related manufacturing services to a variety of customers, primarily in the industrial markets. The Company cites the current business climate, pressures of offshore competition and volatile market demands as reasons that this facility has had difficulty obtaining sufficient sales to support its ongoing operations. The ultimate impact of this closure on the Company has yet to be determined. However, Sparton is working diligently to retain and transition existing customer programs out of Albuquerque and into other Sparton locations. The Company does not anticipate any interruptions to customers and expects all current customer orders will be completed and shipped as scheduled. The Company is reviewing its alternatives with respect to the disposal of manufacturing equipment and real estate. Sparton will coordinate closely with local and state authorities, along with employment agencies, to help associates make successful employment transitions.
While the Company continues to assess its current operational challenges, we would like to note that there have been several positive events of late. Sonobuoy drop tests continue to be very successful, and sales in both Medical/Scientific Instrumentation and Government markets continue to show strength. U.S. Navy sonobuoy contracts for fiscal 2009 were previously announced for the Q53 and Q62 sonobuoys and Sparton awards totaled $20 million. We expect an announcement of an ADAR award this summer. We also continue to work to bring into production a number of recently awarded new commercial programs. We are encouraged by these recent trends but also understand that we still face a number of significant challenges ahead.
Be assured that everyone at Sparton is focused on improving the Company’s financial and operational performance and customer satisfaction.
To our shareowners, thank you for your understanding and support of our organization and our employees as we address our challenges and seek out opportunities that will secure Sparton’s future success in today’s global marketplace.
To our employees, thank you for all your efforts on behalf of the Company and our many customers around the world. Your efforts make Sparton a better place and a better company every day.
Sincerely,

/s/ Bradley O. Smith	/s/ Richard L. Langley
Bradley O. Smith	Richard L. Langley
Chairman	CEO, Sparton Corporation